FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-07

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)
At: May 22 2013 17:35:55

WFRBS COMMERCIAL MORTGAGE TRUST 2013-C14 - PUBLIC NEW ISSUE
** PRICED ** $1,203.199MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES AND RBS
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	F/KBRA/MDY	$SIZE(MM)	WAL	C/E	SPD	YLD%	CPN%	$PX
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	61.588	2.86	30.000%	30	0.8268	0.8360	99.9973
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	48.158	4.98	30.000%	45	1.4952	2.1330	102.9968
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	55.000	7.94	30.000%	88	2.6583	2.9390	101.9989
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	160.000	***** NOT AVAILABLE *****
A-5	AAA(sf)/AAA(sf)/Aaa(sf)	437.741	9.94	30.000%	85	2.9919	3.3370	102.9966
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	116.194	7.45	30.000%	86	2.5304	2.9770	102.9976
A-S	AAA(sf)/AAA(sf)/Aaa(sf)	108.379	9.94	22.625%	100	3.1419	3.4880	102.9935
B	AA-(sf)/AA-(sf)/Aa3(sf)	102.868	9.94	15.625%	135	3.4919	3.8410	102.9944
C	A-(sf)/A-(sf)/A3(sf)	53.271	9.94	12.000%	165	3.7919	4.0028	102.2289
PEX	A-(sf)/A-(sf)/A1(sf)	264.518	9.94	12.000%
X-A	AAA(sf)/AAA(sf)/Aaa(sf)	1,137.060	N/A	N/A	N/A	N/A
X-B	A-(sf)/AAA(sf)/A2(sf)	156.139	N/A	N/A	N/A	N/A

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	F/KBRA/MDY	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY
A-3FL	AAA(sf)/AAA(sf)/Aaa(sf)	55.000	**** NOT AVAILABLE ****
A-4FL	AAA(sf)/AAA(sf)/Aaa(sf)	95.000	**** NOT AVAILABLE ****
D	BBB-(sf)/BBB-(sf)/NR	77.151	10.01	6.750%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,469,544,239
NUMBER OF LOANS:	73
NUMBER OF PROPERTIES:	99
WA CUT-OFF LTV:	65.8%
WA BALLOON LTV:	58.0%
WA U/W DSCR:	1.95x
WA U/W NOI DEBT YIELD:	10.6%
WA MORTGAGE RATE:	4.037%
TOP TEN LOANS %:	60.8%
WA TERM TO MATURITY (MOS):	115
WA AMORTIZATION TERM (MOS):	349
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB (44.3%), RBS (36.8%), LIG I (7.5%),
BASIS (6.5%), C-III (4.9%)

TOP 5 PROPERTY TYPES:	RETAIL (35.6%), OFFICE (27.7%),
MHC (16.9%), HOSPITALITY (12.8%),
MULTIFAMILY (2.8%)

TOP 5 STATES:	GA(13.7%), CA(13.3%), FL(12.9%), NC(8.5%), MD(8.3%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
SUBORDINATE CLASS REP:	RIALTO REAL ESTATE FUND, LP

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a  registration statement (including a prospectus) with the Securities and  Exchange Commission (‘‘SEC’’) (SEC File No. 333-172366-07) for the offering to  which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has  filed with the SEC for more complete information about the depositor, the  issuing entity and this offering. You may get these documents for free by  visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the  depositor, any underwriter, or any dealer participating in the offering will  arrange to send you the prospectus after filing if you request it by calling  toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing  wfs.cmbs@wellsfargo.com.

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